Exhibit 10.3

Tax Reimbursement Arrangement

        Pursuant to Item 601 of Regulation S-K, the following is a written description of a compensatory arrangement authorized by the Compensation Committee that is not set forth in any formal document:

On May 6, 2004, the Compensation Committee authorized the reimbursement of certain federal taxes of Mr. Perez de la Mesa resulting from Mr. Perez de la Mesa’s exercise of certain stock options granted to him in 1999 and 2000. The reimbursement is anticipated to total approximately $1,125,000. This tax liability was created by the Company’s revision to Mr. Perez de la Mesa’s original employment agreement prior to Mr. Perez de la Mesa’s commencement of employment with the Company wherein the Company decided to substitute stock options with a $0.01 exercise price for an equal number of restricted shares. While the substantive value of this change is insignificant, the tax consequences resulting from the change were determined to be adverse to Mr. Perez de la Mesa and beneficial to the Company. Since such change in tax consequences was not intended, the Compensation Committee authorized the reimbursement of the net additional tax consequences plus associated interest to Mr. Perez de la Mesa.